H-CYTE, INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

as of November 15, 2019

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This Right of First Refusal and Co-Sale Agreement (this “Agreement”) is entered into as of November 15, 2019 by and among (i) H-Cyte, Inc., a Nevada corporation (the “Company”), (ii) the Investors listed on Schedule I (the “Investors”), and (iii) the Key Holders listed on Schedule II.

BACKGROUND

Each Key Holder is the beneficial owner of the number of shares of Capital Stock, or of options to purchase Common Stock, set forth opposite the name of such Key Holder on Schedule II.

The Investors are acquiring shares of the Series D Preferred Stock of the Company pursuant to the terms and conditions of the Securities Purchase Agreement, dated the same date as this Agreement, by and among the Company and the Investors (the “Series D Purchase Agreement”).

In connection with those investments, and as an inducement thereto, the parties desire to enter into this Agreement and provide the Investors with the rights set forth in this Agreement.

OPERATIVE TERMS

1. Definitions.

“Affiliate” means, with respect to any specified Person, any other Person who or which directly or indirectly, controls, is controlled by or is under common control with such specified Person, including without limitation any general partner, managing member, officer or director of such Person, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Agreement” has the meaning set forth in the first paragraph of this Right of First Refusal and Co-Sale Agreement.

“Articles” means the Company’s Amended and Restated Articles of Incorporation, as it may be further amended and/or restated.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are required or permitted to be closed in Tampa, Florida.

“Capital Stock” means (a) shares of Common Stock, Series D Preferred Stock, and Series B Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Series D Preferred Stock or Series B Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or assigns (including without limitation, any warrants issued pursuant to the Series D Purchase Agreement or the Series D Certificate of Designation). For purposes of the number of shares of Capital Stock held by an Investor or Key Holder (or any other calculation based thereon), all shares of Series D Preferred Stock and Series B Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

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“Common Stock” means shares of Common Stock of the Company, $0.001 par value per share.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Election Notice” means written notice from a Stockholder notifying the Company and the selling Stockholder that such Stockholder intends to exercise its Right of First Refusal as to a portion of the Transfer Stock with respect to any Proposed Transfer.

“Election Notice Period” has the meaning set forth in Section 2.1(c) of this Agreement.

“Exercising Investors” has the meaning set forth in Section 2.1(b) of this Agreement.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, or spouse of a sibling, including adoptive relationships, of a Person referred to in this Agreement.

“Investor” or “Investors” means the persons named on Schedule I hereto, each person to whom the rights of an Investor are assigned pursuant to Section 5.9, each person who hereafter becomes a signatory to this Agreement pursuant to Section 5.15 and any one of them, as the context may require; provided, however, that any such person shall cease to be considered an Investor for purposes of this Agreement at any time such person and his, her or its Affiliates hold less than twenty percent (20%) of the shares of Capital Stock acquired by such Investor under the Series D Purchase Agreement (subject to adjustment in connection with any stock combination, stock split, stock dividend, recapitalization or other similar transaction).

“Key Holder” or “Key Holders” means the persons named on Schedule II hereto, each person to whom the rights of a Key Holder are assigned pursuant to Section 3.1, each person who hereafter becomes a signatory to this Agreement pursuant to Section 5.9 or Section 5.15 and any one of them, as the context may require.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Prohibited Transfer” has the meaning set forth in Section 2.3(c) of this Agreement.

“Proposed Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders or Investors.

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“Proposed Transfer Notice” means written notice from a Key Holder setting forth the terms and conditions of a Proposed Transfer along with a copy of any written proposal, term sheet, letter of intent or other agreement relating to such Proposed Transfer (which shall be the same price, terms and conditions specified in or included in the Proposed Transfer Notice).

“Prospective Transferee” means any person to whom a Key Holder proposes to make a Proposed Transfer.

“Right of Co-Sale” means the right, but not an obligation, of an Investor to participate in a Proposed Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

“Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

“Series D Certificate of Designation” means that certain Certificate of Designation of Preferences, Rights and Limitations of Series D Preferred Stock of H-Cyte, Inc. adopted by the Company on or about the date hereof; provided that upon such time following the date hereof that the Company amends and restates its Articles (and any corresponding certificates of designation issued pursuant to such Articles) in their entirety into a single second amended and restated articles of incorporation of the Company (such amended and restated document, the “Restated Articles”), all references herein to Series D Certificate of Designation shall be deemed to refer to the Restated Articles, as it may be further amended and/or restated.

“Series D Preferred Stock” means shares of Series D Preferred Stock of the Company, $0.001 par value per share.

“Series D Purchase Agreement” has the meaning set forth in the Background of this Agreement.

“Stockholder” or “Stockholders” means individually, any Investor or Key Holder and collectively means the Investors and Key Holders.

“Transfer Stock” means shares of Capital Stock owned by a Stockholder, or issued to a Stockholder after the date hereof (including, without limitation, in connection with any stock combination, stock split, stock dividend, recapitalization or other similar transaction).

“Undersubscription Notice” has the meaning set forth in Section 2.1(c) of this Agreement.

“Undersubscription Option” has the meaning set forth in Section 2.1(c) of this Agreement.

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2. Agreement Among the Investors and the Key Holders.

2.1 Right of First Refusal.

(a) Grant. Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Investors a Right of First Refusal to purchase all or any portion of Transfer Stock that such Key Holder may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b) Notice. Each Key Holder proposing to make a Proposed Transfer must deliver a Proposed Transfer Notice to the Company and each Investor not later than fifteen (15) days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the identity of the Prospective Transferee. To exercise its Right of First Refusal under this Section 2, an Investor (in such capacity, an “Exercising Investor”) must deliver an Election Notice to the selling Key Holder within fifteen (15) days after delivery of the Proposed Transfer Notice specifying the number of shares of Transfer Stock to be purchased by such Investor. In the event that the number of shares of Transfer Stock elected to be purchased by Exercising Investors is greater than the number of shares of Transfer Stock available for purchase through a Right of First Refusal, then the shares of Transfer Stock shall be allocated among the Exercising Investors on a pro rata basis (based on their relative number of shares of Capital Stock) or in such other proportion as the Exercising Investors may agree. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Stockholder with the Company that contains a preexisting right of first refusal, the Company and such Stockholder acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with Section 2.1(a) and this Section 2.1(b).

(c) Undersubscription of Transfer Stock. If options to purchase have been exercised by the Investors with respect to some but not all of the Transfer Stock by the end of the 15-day period specified in the first sentence of Section 2.1(b)) (the “Election Notice Period”), then the Company shall, immediately after the expiration of the Election Notice Period, send written notice (the “Undersubscription Notice”) to those Exercising Investors who exercised their Right of First Refusal within the Election Notice Period. Each Exercising Investor shall, subject to the provisions of this Section 2.1(c), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice (the “Undersubscription Option”). To exercise the Undersubscription Option, an Exercising Investor must deliver an Undersubscription Notice to the selling Key Holder and the Company within ten (10) days after the expiration of the Election Notice Period. In the event there are two or more such Exercising Investors that choose to exercise the Undersubscription Option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.1(c) shall be allocated to such Exercising Investors pro rata based on the number of shares of Transfer Stock such Exercising Investors have elected to purchase pursuant to the Right of First Refusal (without giving effect to any shares of Transfer Stock that any such Exercising Investor has elected to purchase pursuant to the Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the selling Key Holder of that fact.

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(e) Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors. If any Exercising Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, such Exercising Investor may pay the cash value equivalent thereof, as determined in good faith by the Company’s Board of Directors. The closing of the purchase of Transfer Stock by the Exercising Investors shall take place, and all payments from the Exercising Investors shall have been delivered to the selling Key Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer and (ii) thirty (30) days after delivery of the Proposed Transfer Notice.

2.2 Right of Co-Sale.

(a) Exercise of Right. If any Transfer Stock subject to a Proposed Transfer by a Key Holder is not purchased pursuant to Section 2.1 above and thereafter is to be sold to a Prospective Transferee, each respective Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in Section 2.2(b) below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice (provided that if an Investor wishes to sell Series D Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Series D Preferred Stock into Common Stock). Each Investor who desires to exercise its Right of Co-Sale must give such selling Key Holder written notice to that effect within ten (10) days after the deadline for delivery of the Proposed Transfer Notice described above, and upon giving such notice such Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(b) Shares Includable. Each Investor who timely exercises such Investor’s Right of Co-Sale by delivering the written notice provided for above in Section 2.2(a) may include in the Proposed Transfer all or any part of such Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Transfer by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Investor immediately before consummation of the Proposed Transfer and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Investors immediately prior to the consummation of the Proposed Transfer, plus the number of shares of Transfer Stock held by such selling Key Holder. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that such selling Key Holder may sell in the Proposed Transfer shall be correspondingly reduced.

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(c) Delivery of Certificates. Each Investor shall effect its participation in the Proposed Transfer by delivering to such transferring Key Holder, no later than fifteen (15) days after such Investor’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing:

(i) the number of shares of Common Stock that such Investor elects to include in the Proposed Transfer; or

(ii) the number of shares of Series D Preferred Stock that is at such time convertible into the number of shares of Common Stock that such Investor elects to include in the Proposed Transfer; provided, however, that if the Prospective Transferee objects to the delivery of Series D Preferred Stock in lieu of Common Stock, such Investor shall first convert the Series D Preferred Stock into Common Stock and deliver Common Stock as provided above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

(d) Purchase Agreement. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 2.2.

(e) Deliveries. Each stock certificate an Investor delivers to such selling Key Holder pursuant to Section 2.2(c) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and such selling Key Holder shall concurrently therewith remit or direct payment to each Investor the portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale. If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Investor exercising its Right of Co-Sale hereunder, such Key Holder may not sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Investor on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.

(f) Additional Compliance. If any Proposed Transfer is not consummated within sixty (60) days after receipt of the Proposed Transfer Notice by the Company, the Stockholder proposing the Proposed Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by any Stockholder hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 2.2.

2.3 Effect of Failure to Comply.

(a) Transfer Void; Equitable Relief. Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

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(b) Violation of First Refusal Right. If any Key Holder becomes obligated to sell any Transfer Stock to any Investor under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Investor may, at its option, in addition to all other remedies it may have, send to such Key Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of such Investor (or request that the Company effect such transfer in the name of such Investor) on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(c) Violation of Co-Sale Right. If Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Investor who desires to exercise its Right of Co-Sale under Section 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from such Investor the type and number of shares of Capital Stock that such Investor would have been entitled to sell to the Prospective Transferee under Section 2.2 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 2.2. The sale will be made on the same terms and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2.2. Such Key Holder shall also reimburse each Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Section 2.2.

3. Exempt Transfers.

3.1 Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2.1 and 2.2 shall not apply: (a) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its stockholders, members, managers, managing members, partners or other equity holders, (b) to a repurchase of Transfer Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Company’s Board of Directors, (c) in the case of a Key Holder that is a natural person, upon a transfer of Transfer Stock by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to an Immediate Family Member, or any other direct lineal descendant of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other person approved by the Company’s Board of Directors or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder or any such family members or (d) solely with respect each Investor, to an Affiliate of such Investor; provided that in the case of clauses (a) and (c), the Key Holder shall deliver prior written notice to the Investors of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such transfer, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Proposed Transfers of such Transfer Stock pursuant to Section 2; and provided, further, in the case of any transfer pursuant to clauses (a), (c) and (d) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

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3.2 Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended or (b) pursuant to a Deemed Liquidation Event (as defined in the Series D Certificate of Designation).

3.3 Prohibited Transferees. Notwithstanding the foregoing, no Key Holder shall transfer any Transfer Stock to (a) any entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company or (b) any customer, distributor or supplier of the Company, if the Company’s Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

4. Legend. Each certificate representing shares of Transfer Stock held by the Stockholders or issued to any permitted transferee in connection with a transfer permitted by Section 3.1 hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Stockholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5. Miscellaneous.

5.1 Term. This Agreement shall automatically terminate upon the earlier of (a) the consummation of a Deemed Liquidation Event (as defined in the Series D Certificate of Designation), (b) termination of this Agreement in accordance with Section 5.8 below, or (c) upon the Company’s Common Stock being listed on one of NASDAQ Global Select Market, NASDAQ Global Market, NASDAQ Capital Market or the New York Stock Exchange as a result of a public offering generating minimum net proceeds to the Company of at least $25,000,000 (after the payment of, or provision for the payment of, all costs and expenses associated with such listing transaction, including underwriting costs and expenses and legal fees).

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5.2 Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

5.3 Ownership. Each Stockholder represents and warrants that such Stockholder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

5.4 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Florida located in the County of Hillsborough and to the jurisdiction of the United States District Courts for such county for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in such courts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by facsimile if sent during normal business hours of the recipient, and if not, then on the recipient’s next Business Day, (c) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit (with full payment) with a nationally recognized overnight courier prior to such courier’s deadline for next Business Day delivery, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the Company at its address set forth below, to the Investors at their respective addresses set forth on Schedule I, and to the Key Holders at their respective addresses set forth on Schedule II.

If to the Company:	H-Cyte, Inc.
201 E. Kennedy Blvd, Suite 700
Tampa,Florida 33602
Attention: William E. Horne, CEO
Facsimile: (844) 633-6839

with a copy to (which shall not constitute notice):

Hallett & Perrin
1445 Ross Avenue, Suite 2400
Dallas, Texas 75202
Attention: Scot W. O’Brien, Esq.
Facsimile: (214) 922-4142

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5.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

5.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.8 Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 5.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders holding a majority of the shares of Transfer Stock then held by all of the Key Holders, and (c) the holders of at least a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Series D Preferred Stock held by the Investors (voting on an as-converted basis). Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to all Investors and Key Holders, respectively, in the same fashion and (ii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply to the Key Holders. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

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5.9 Assignment of Rights.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Any successor or permitted assignee of any Stockholder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c) The rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by an Investor to any Affiliate, or (ii) to an assignee or transferee who acquires at least one percent (1%) of the shares of Capital Stock (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction), it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) – (ii) shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d) Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

5.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.11 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its principles of conflicts of laws.

5.12 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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5.14 Aggregation of Stock. All shares of Capital Stock held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

5.15 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series D Preferred Stock after the date hereof pursuant to the Series D Purchase Agreement, any purchaser of such shares of Series D Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

5.16 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Key Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

5.17 Additional Key Holders. In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one percent (1%) or more of the shares of Capital Stock, the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Key Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

[Signature Pages Follow]

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H-CYTE, INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

COMPANY’S SIGNATURE PAGE

The undersigned has executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

H-CYTE, INC.,
a Nevada corporation

By:	/s/ William E. Horne
Name:	William E. Horne
Title:	Chief Executive Officer

H-CYTE, INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

INVESTOR’S SIGNATURE PAGE

The undersigned has executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

FWHC HOLDINGS, LLC, a Delaware limited liability company

By:	HOA Capital LLC,
a Delaware limited liability company,
its manager

By:	/s/ J. Rex Farrior, III
Name:	J. Rex Farrior, III
Title:	Manager

H-CYTE, INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

INVESTOR’S SIGNATURE PAGE

The undersigned has executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

SIGNATURE BLOCK FOR INDIVIDUALS:

NAME OF INVESTOR

SIGNATURE OF INVESTOR

SIGNATURE BLOCK FOR ENTITIES:

NAME OF INVESTOR

By:
Name:
Title:

H-CYTE, INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

KEY HOLDER’S SIGNATURE PAGE

The undersigned has executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

KEY HOLDER:

/s/ William E. Horne
William E. Horne

H-CYTE, INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

KEY HOLDER’S SIGNATURE PAGE

The undersigned has executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

SIGNATURE BLOCK FOR INDIVIDUALS:

NAME OF KEY HOLDER

SIGNATURE OF KEY HOLDER

SIGNATURE BLOCK FOR ENTITIES:

NAME OF KEY HOLDER

By:
Name:
Title:

SCHEDULE I

INVESTORS

Name of Investor	Address
FWHC Holdings, LLC	1306 W Kennedy Blvd Tampa, FL 33606 Attn: Manager

SCHEDULE II

KEY HOLDERS

Name of Stockholder	Address
RMS Shareholder, LLC	201 E Kennedy Blvd, Ste 700 Tampa, FL 33602
WPE Kids Partners, L.P.	500 N. Akard Street, Ste 1500 Dallas, TX 75201 Attn: William P. Esping
Steven Harper	4311 West Robin Lane Tampa, FL 33609
DB-BZ, LLC	15436 North Florida Avenue, Ste 200 Tampa, FL 33613 Attn: Ed DeBartolo
William E. Horne	201 E. Kennedy Blvd, Suite 700 Tampa, Florida 33602
Blue Zone Med LLC	1511 N West Shore Blvd, Ste 750 Tampa, FL 33607 Attn: Christopher Sullivan